EXHIBIT 11
                                                                      ----------

                          COMPUTATION OF PER SHARE LOSS

                           National Datacomputer, Inc.
              Statement recomputation of net loss per common share



                                                          Six Months Ended
                                                    ---------------------------
                                                      June 30        June 30
                                                        2002           2001
                                                    ------------   ------------
Net loss, as reported                               $   (433,279)  $ (1,035,953)

Preferred stock preference items:

Interest on Series B, C, D and F convertible
  preferred stock                                   $   (133,500)  $   (136,125)
                                                    ------------   ------------

Total preferred stock preference item               $   (133,500)  $   (136,125)

Net loss attributable to common stockholders        $   (566,779)  $ (1,172,078)

Weighted average shares outstanding:

Shares attributable to common stock outstanding       12,052,877      7,853,567
                                                    ------------   ------------

Weighted average shares outstanding                   12,052,877      7,853,567
                                                    ============   ============

Net loss per share                                  $      (0.05)  $      (0.15)
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